Exhibit 10.66

Feburary 28, 2012

VIA OVERNIGHT DELIVERY
AND E-MAIL

Teresa Bryce Bazemore                Teresa Bryce Bazemore
President                    President
Radian Guaranty, Inc.                Radian Mortgage Assurance, Inc.
1601 Market Street                1601 Market Street
Philadelphia, PA 19103                Philadelphia, PA 19103

Re:	Radian Guaranty, Inc. and Radian Mortgage Assurance, Inc.

Dear Ms Bryce:

This letter is in response to the request by Radian Guaranty, Inc. (“Radian”) to use a special purpose mortgage insurer and its direct subsidiary, Radian Mortgage Assurance, Inc. (“RMA”), to write business in those states in which (i) Radian has either exceeded the maximum risk-to-capital ratio (“RTC”) of 25:1 or fallen short of the Minimum Policyholders Position (“MPP”), and (ii) the states continue to impose the applicable requirement, notwithstanding Radian's diligent and good faith pursuit of a waiver or modification thereof. Subject to the terms and conditions herein, RMA shall be eligible to provide mortgage guaranty insurance only in those specifically defined instances and only for the limited purposes set forth in the previous sentence and shall be referred to as a “Limited Insurer.”

Italicized terms herein shall have the meaning set forth under Freddie Mac's Private Mortgage Insurer Eligibility Requirements.

Radian has informed Freddie Mac that, to date, Radian has not breached the MPP or RTC requirements of any state, but is at continued risk of noncompliance with either the RTC or MPP requirements, as applicable, imposed by the regulatory requirements of sixteen (16) jurisdictions and must obtain a waiver or modification of the applicable MPP or RTC in those sixteen (16) states in order to continue to write new business in those jurisdictions if Radian does breach the applicable MPP or RTC. Radian has informed Freddie Mac that its state of domicile, Pennsylvania, does not impose an RTC or MPP requirement and therefore even in the event of breach of the MPP or RTC applicable in any of the sixteen 16 jurisdictions where such requirements apply, Radian would likely continue to be permitted to write in all 34 states that do not have an MPP or RTC requirement. Radian has indicated to Freddie Mac that it has obtained the waivers of the applicable RTC or MPP requirements of Arizona, Illinois, Kentucky, Missouri and Wisconsin and has been denied waivers in New York, Ohio, Iowa, and Kansas and is waiting for determination from the remaining seven (7) states. Radian has informed Freddie Mac that Oregon will not consider a waiver request until a breach has occurred. Freddie Mac will at this time only consider the authorization of RMA to write business, as a Limited Insurer, in New York, Ohio, Iowa, Kansas and Oregon in the event that Radian does breach the applicable MPP or RTC and is unable as a result to write new business in those jurisdictions itself. However, the authorization to write new business in Oregon, as a Limited Insurer upon breach of the applicable RTC or MPP, is subject to Radian's filing for waiver in Oregon of the applicable RTC or MPP within five (5) business days of Radian's determination of breach of that requirement and its diligent pursuit thereof in good faith. Upon receipt of the waiver from Oregon, Radian will begin writing new insurance business in Oregon immediately and RMA shall cease writing such new business immediately. For the avoidance of doubt, Freddie Mac is providing this authorization of RMA in anticipation that Radian will obtain most, if not all, the remaining waivers of MPP or RTC prior to its breach of the applicable requirements and that Radian's need to use RMA will be extremely limited.

Freddie Mac hereby conditionally approves Radian's utilization of its direct subsidiary, RMA, as a Limited Insurer eligible to insure mortgages purchased by Freddie Mac subject to the limitations set forth herein and subject to continuing compliance by Radian and RMA with the following terms and conditions. For the avoidance of doubt, any failure by Radian, RMA or the HC, as defined herein, to take any of the actions required herein, and/or for any required actions to occur and/or for Freddie Mac to timely receive any of the required information and documentation, for any reason, is a failure to satisfy the conditions of this conditional approval of RMA to act as a Limited Insurer.

1.
Radian must take the following actions, and/or the following actions must occur, and/or Freddie Mac must receive timely the following information and documentation and any additional information and documentation Freddie Mac requests in support of Radian's request to utilize a Limited Insurer and its continued authorization to do so:

(i)
The Pennsylvania Department of Insurance (the “PADOI”) must approve or not disapprove the proposed transaction for utilization of RMA as a limited direct writer of mortgage guaranty insurance as described in the request and business plan presented by Radian to Freddie Mac on January 7, 2012 (the “Transaction”), including the proposed capitalization by Radian Group, Inc. (the “HC”). Radian must provide Freddie Mac with a copy of such approval or nondisapproval and copies of any documents, materials, or communications provided to or required by the PADOI, including without limitation, any required contribution agreement for the contribution of capital to RMA, intercompany services agreements and/or reinsurance agreements, and any required or proposed revisions to any of the foregoing, at the same time provided to or received from the PADOI. Any and each agreement necessary to effectuate the Transaction is considered material. Each such agreement and any requirement that capital shall be paid to the HC as a dividend upon certain conditions, shall be subject to the review and approval of Freddie Mac, as provided in paragraph 2 hereof. In no event is RMA authorized to act as a Limited Insurer pursuant to this letter if the approval (or nondisapproval) of PADOI is not obtained and if obtained, is not maintained. Radian, RMA and the HC must at all times maintain compliance with all terms and conditions of the PADOI regarding the Transaction. Failure by Radian and/or RMA and/or the HC to comply with any requirement or condition imposed by the PADOI shall be sole cause for the immediate suspension of both Radian and RMA, in Freddie Mac's sole discretion. Radian and/or RMA must provide notice to Freddie Mac of (a) any change in the conditions or requirements of the PADOI regarding the Transaction within three (3) business days of the issuance of any such change and (b) any written or oral communications (within five (5) business days after any such communication) between Radian and/or RMA and the the PADOI indicating that Radian,RMA or the HC may not be in compliance with or is at risk of noncompliance with the conditions or requirements imposed by the PADOI.

(ii)
The HC shall make cash equity contributions to Radian as may be necessary for Radian to maintain minimum liquid assets of 700 Million Dollars ($700,000,000) at all times (the “Minimum Liquid Asset Amount”).  For the purposes hereof, liquid assets means the sum of cash and cash equivalents, residential mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, securities rated single A or higher by either Moody's, S&P , or Fitch with a remaining maturity of five (5) years or less, and U.S. Treasury securities with maturities not to exceed ten (10) years provided that U.S. Treasury securities with remaining maturities in excess of five (5) years shall not exceed ten percent of the Minimum Liquid Asset Amount. Without agreement of the HC to provide the support required by this subparagraph (ii) and subparagraph (iii) hereof to Radian, this authorization is void as of the date of issuance. The HC will make a 100 Million Dollars ($100,000,000) cash equity contribution to Radian no later than December 31, 2012.

(iii)
Within fifteen (15) days of the date that Radian lacks the required Minimum Liquid Asset Amount, the HC shall make an equity contribution to Radian in order to cure the deficiency and immediately notify Freddie Mac of such action in writing. Radian has indicated to Freddie Mac that under the Insurance Holding Company Act as adopted in Pennsylvania, contributions to 100%-owned subsidiaries by holding company parents in amounts of a certain magnitude require prior approval of the PADOI. Radian has informed Freddie Mac and Freddie Mac expects that in the event of the necessity of an HC contribution to Radian of a magnitude requiring PADOI approval, Radian and the HC will have been in discussions with the PADOI regarding such possibility sufficiently prior to the time that such a contribution is required under the terms of this provision so as to make timely receipt of PADOI approval possible. However, failure by the HC to timely make an equity contribution to cure the deficiency in Radian's Minimum Liquid Asset Amount for any reason, including without limitation timely receipt of prior PADOI approval if required, shall be the sole reason for the immediate suspension of both Radian and RMA in Freddie Mac's sole discretion.

(iv)	RMA must at all times remain the wholly-owned subsidiary of Radian. There may be no change in the ownership or direct or indirect control of RMA without the prior written consent of Freddie Mac.

(v)
The terms of that certain irrevocable Guaranty Agreement between Radian and RMA dated as of August 11, 1999 and amended on July 12, 2010 and October 24, 2011 (as amended, the “Cross Guaranty”), shall not be amended, revised or modified further in any manner without prior written notice to and written approval of Freddie Mac. Any change in the Cross Guaranty without such prior notice to and approval of Freddie Mac shall be the sole cause for immediate suspension of both Radian and RMA, in Freddie Mac's sole discretion. Any failure of RMA to honor the terms of the Cross Guaranty, including a direct claim by third- party beneficiaries thereunder for any reason including that the obligation is not permissible under applicable law, and/or any failure by Radian to make demand upon RMA to make funds available for the payment of “Guaranteed Radian Obligations”, as defined therein, shall be the sole cause for the immediate suspension of both Radian and RMA, in Freddie Mac's sole discretion. Radian and RMA acknowledge and agree that Freddie Mac is a third-party beneficiary under the Cross Guaranty.

(vi)
If required by the PADOI to obtain and/or pay for the PADOI to obtain a report of any nature or kind from any independent third-party actuary, investment banker, or financial adviser at any time for any purpose associated with the analysis of Radian's and/or RMA's financial condition or business plans as reflected in the Transaction or any associated Form D filing with the PADOI (“Professional's Report”) during the period that the Transaction is in effect and subject to review by the PADOI, as a condition to Radian's authority to continue to write any new mortgage guaranty insurance business in Pennsylvania, Radian shall provide (a) notice to Freddie Mac of the PADOI's requirement of a Professional's Report within five (5) business days of the PADOI imposing the requirement, (b) Freddie Mac with a copy of the Professional's Report concurrently with delivery of the Professional's Report to the PADOI and Radian shall concurrently obtain any required releases from any applicable third party.

(vii)
Radian and/or RMA must provide copies of all materials required to be provided to the PADOI in connection with compliance with the requirements and conditions imposed by the PADOI on the Transaction and any other requirement by PADOI that Radian or RMA provide to the PADOI information or documentation, including without limitation, any business plan, Form D or other regulatory filing regarding Radian's return to capital adequacy or Radian's and/or RMA's respective plans regarding the ability of either to continue to write new mortgage guaranty insurance in the future.

(viii)
The HC must contribute $50 million of capital in cash or cash equivalents to Radian, followed by a $50 million contribution of capital in cash or cash equivalents to RMA as required by the Transaction documents provided to Freddie Mac. This HC contribution is in addition to the $100 Million Dollars contribution by the HC to Radian referred to in Paragraph 1. (ii) hereof. All contributions are subject to PADOI approval; however, if these contributions as proposed by Radian in the Transaction and as a condition of this approval are not made, the conditions for Radian to use RMA as a Limited Insurer have not been met and RMA is not authorized by Freddie Mac to act as a Limited Insurer. Radian has represented to Freddie Mac that the HC will make the contribution of capital immediately upon breach of any applicable RTC or MPP requiring use of RMA (i.e. where a waiver of the applicable requirement has not been obtained permitting Radian to continue to write mortgage guaranty insurance business in the applicable state), assuming that both government-sponsored enterprises have indicated to Radian that there is no objection to the contribution in accordance with the terms of the Transaction, subject to any conditions each may have respectively imposed. Radian and/or RMA will confirm in writing to Freddie Mac no later than the close of business three (3) business days following the contribution, that such capital contribution has been made. Radian, RMA and the HC each must take all actions necessary to comply with all conditions and requirements imposed by the PADOI in connection with the Transaction.

(ix)
Radian must take all actions necessary to comply with all conditions imposed by the applicable regulatory or other bodies or officials of any of the jurisdictions required to obtain and to maintain the RTC/MPP waivers issued by those jurisdictions.

(x)
Radian must notify Freddie Mac within five (5) business days of the occurrence of (a) any addition to or change in the requirements imposed by any applicable regulatory or other bodies or officials of any states necessary to maintain the waiver by that state of its RTC/MPP requirements or (b) a withdrawal or expiration of the waiver and provide copies of each communication from the applicable state to Radian regarding the same and copies of Radian's response. Without limiting the generality of the foregoing, Freddie Mac expects to receive all information and documentation provided to the applicable state regarding the waiver at the time and in the manner provided to the applicable state.

(xi)
Radian must notify Freddie Mac within three (3) business days after any failure by the HC to comply with (a) the terms of the Transaction, (b) any obligation of the HC imposed by this letter and/or (c) any conditions or requirements imposed by the PADOI.

2.	Neither Radian nor RMA will take any of the following actions without the prior specific written consent of Freddie Mac:

(i)
Declare, pay, or otherwise make any provision for the payment of any dividend, return of capital, capital distribution or other similar arrangement, or make any arrangements with respect to the securities of Radian or RMA, including without limitation, repayment of any outstanding principal on any surplus notes, debentures or similar securities, or make any arrangement similar to any of the foregoing.

(ii)
Alter, amend, or otherwise modify or enter into any reinsurance agreement, capital support agreement or other similar financial arrangement, services agreement, tax allocation and expense agreements or any similar agreement for the sharing of management and administrative services, tax allocations and expenses.

(iii)
Transfer, issue, sell or make any other arrangement to transfer or distribute, by dividend or otherwise (collectively, a “Transfer”), any assets, and/or securities owned by Radian or RMA to another person or entity, including to an affiliate, with the following exception:

Transfers in the ordinary course of business of Radian and RMA (as applicable) for such purposes as management of their respective investments, cash and other assets; payment of operating expenses, marketing expenses, compensation expenses, insurance claim payments, liability and other insurance premiums, premium and other taxes; PADOI and other regulatory examination and examination-related expenses, audit fees and expenses; NYSE and SEC fees; rating agency fees; fees associated with maintenance of government sponsored enterprise eligibility; consulting fees; litigation, arbitration and other legal fees and expenses; capital expenditures to maintain and expand systems; funding for pension plan, medical benefits, retiree and employee benefits; charitable contributions; trade association dues; and pursuant to the services and tax allocation agreements in effect among RMA, Radian and their respective parents and affiliates. With respect to such ordinary course Transfers, Radian and RMA agree to provide to Freddie Mac a written report identifying any and all such ordinary course Transfers (other than mortgage insurance claim payments) that exceed $5 million dollars within thirty (30) calendar days after such Transfers are made. Further, the HC agrees that any Transfers to a reinsurance company affiliate of Radian and RMA will be used solely to reimburse Radian or RMA, as applicable, for claims paid by the companies, to maintain the eligibility of such reinsurers to reinsure new business written by Radian and/or RMA, if needed, or pursuant to the intercompany services and tax allocation agreements.

(iv)	Transfer or otherwise shift Radian's or RMA's issuance of new mortgage insurance business to any other affiliate.

(v)	Enter into any risk novation or commutation transaction.

(vi)	Transfer to any non-insurance affiliate of Radian or RMA to fund or pay, discharge or otherwise satisfy any liability or other obligations of such affiliate.

3.
The conditional approval of Radian's use of its subsidiary RMA as a Limited Insurer expires as of December 31, 2012. This conditional approval may not be extended or renewed without the express written approval of Freddie Mac.

4.
Radian has represented to Freddie Mac that Radian projects that it will not comply with applicable RTC and/or MPP, at some time in 2012. Until such time that it breaches the applicable RTC and/or MPP, Radian will continue to write all mortgage guaranty insurance business.

5.
As a Limited Insurer, RMA may only write business in those states (i) continuing to impose the RTC or MPP requirements on Radian without waiver or modification and (ii) as a result of which Radian is prohibited from writing new business due to noncompliance with the RTC or MPP. Those jurisdictions are New York, Ohio, Iowa and Kansas. In addition, as discussed above, in the event of breach of the applicable RTC or MPP requirements, RMA may write new business in Oregon subject to Radian's filing for waiver in Oregon of the applicable RTC or MPP within five (5) business days of Radian's determination of breach of that requirement and its good faith and diligent pursuit thereof. Upon receipt of the waiver from Oregon, Radian will begin writing new insurance business immediately in Oregon and RMA shall cease writing such new business immediately. Radian will write new mortgage guaranty insurance business in Pennsylvania and the other thirty-three (33) states that do not have an MPP or RTC requirement, regardless of whether the remaining states issue a waiver of those requirements to Radian. Radian must provide written notice to Freddie Mac that it anticipates that it will breach within the next thirty (30) days the applicable RTC or MPP including a listing of each state in which, as a result, it is unable to write new business, within three (3) business days after making the determination. Radian must also provide to Freddie Mac a copy of notice, if any, regarding breach of the requirements provided to Radian by the applicable state.

6.
Radian represents and warrants that it has filed a request for waiver or modification of the RTC and MPP requirements, as applicable, in each jurisdiction imposing the applicable requirement where it does not currently have a waiver and currently conducts business. Radian shall provide to Freddie Mac, in writing, the following information, with respect to each waiver or modification request made to a state and respresents that the information is true, accurate and complete as of the date made: (i) date the request for waiver/modification was made in each state where required; (ii) date that Radian satisfied all requests from the applicable state for data and documentation in connection with the waiver/modification request, if any; and (iii) Radian's best estimate of the date a response is anticipated from the applicable state (collectively, “FORM A”). Radian further agrees to update FORM A each time any of the information required in FORM A changes. For the avoidance of doubt, this authorization of RMA as a Limited Insurer is subject to revocation if substantially all of the waivers in the remaining 7 jurisdictions where such waivers are required, have not been obtained prior to Radian's expected breach of the applicable MPP or RTC. Radian is not required to file an application in Oregon until a breach of the applicable RTC or MPP requirement has occurred but thereafter Radian is subject to all requirements of this paragraph. Upon request, Radian must provide Freddie Mac copies of any waiver or modification request made to a state, any supporting documentation provided to the state, any related response or demand for information or documentation made by the state to Radian related to the request and any other information Freddie Mac deems necessary to determine Radian's progress in obtaining waiver or modification of the RTC and MPP requirements. Radian must continue to pursue diligently and in good faith and take all reasonable actions to (i) obtain a waiver or modification of applicable RTC or MPP requirements in each state, including without limitation, Oregon, that continues to impose those requirements on Radian where such requirements prevent Radian from writing new business in the state and (ii) to maintain such waiver or modification once obtained. Freddie Mac's determination in its sole discretion that Radian is not diligently pursuing requests for waivers or modifications of RTC and MPP requirements and/or doing all that is necessary to maintain such waivers, including without limitation seeking renewals thereof, timely complying with all conditions and requirements necessary to maintain the waiver such as supplying requested updates, additional information and documentation, etc, in addition to constituting a failure to satisfy the conditions on which this approval was granted resulting in revocation of this conditional approval, may negatively effect and/or be the basis for denial of other requests for waivers or accommodations under the Private Mortgage Insurer Eligiblity Requirements. Radian will provide Freddie Mac with copies of all waivers granted and all denials of waiver requests.

7.
While RMA is writing new business as a Limited Insurer, RMA may not exceed a risk-to-capital ratio of 20:1. Radian may not contribute capital to its Limited Insurer, RMA, unless the contribution is specifically approved by Freddie Mac in writing. The existing capital in RMA, plus the amount to be contributed by the HC and any capital Radian subsequently seeks to obtain and contribute to RMA requires Freddie Mac's written approval, and is subject to repatriation of risk and supporting capital as described in sections 10 and 11 hereof. In no event, shall any additional request to contribute capital to the Limited Insurer after and including the capitalization of RMA in accordance with the terms of the Transaction, exceed the amount sufficient to meet applicable regulatory requirements and/or maintain a risk-to-capital ratio no higher than 20:1.

8.
Expenses paid by RMA to Radian may not exceed the expenses incurred by Radian for management and administrative services perfomed by Radian for RMA allocated to RMA in accordance with established statutory accounting standards and procedures for determining an allocation between affiliated entities. As noted in paragraph 2 above, no changes to that certain Amended and Restated Service Agreement Between Radian Guaranty Inc. and Radian Mortgage Assurance, Inc. dated October 24, 2011 shall be made without prior notice to and written approval of Freddie Mac.

9.
Radian must receive written approval from its state of domicile and any other state requiring approval to utilize the Limited Insurer as contemplated herein, including approval of its capitalization, if any. RMA must obtain all state licenses and approvals necessary to transact business as contemplated herein, including without limitation the removal of restrictions imposed by the states of Missouri, North Carolina and Ohio, no later than the time, if ever, it becomes necessary for RMA to write business in those states. These state approvals must be submitted to Freddie Mac prior to issuance by RMA, as a Limited Insurer, of any insurance policy, certificate or commitment of insurance in the applicable state.

10.
RMA must cease writing commitments for insurance on December 31, 2012. If permitted by the applicable regulatory authorities, Radian must (i) subsume all risk written by and the related premium payable to RMA in any state that waives or modifies the RTC or MPP requirement after RMA has begun writing business in the state such that Radian may begin writing new business in that state and Radian must repatriate the capital supporting that risk or (ii) enter into a 100% quota share reinsurance transaction with the Limited Insurer, by the end of the quarter following the quarter in which Radian again became eligible to write business in the state. Radian and RMA will each use their reasonable best efforts in good faith to obtain any regulatory approvals required in order to effect such transfer or reinsurance transaction in each state where approval is required.

11.
If permitted by the applicable regulatory authorities, once Radian has maintained the applicable RTC or MPP in a state for three consecutive calendar quarters, all risk of RMA, the Limited Insurer, written in the state must be subsumed by and capital contributed to RMA supporting that risk repatriated to Radian by the end of the following quarter. Radian and RMA will use their reasonable best efforts in good faith to obtain any regulatory approvals required in order to effect such risk transfer transactions in each state where approval is required.

12.	In the event that either Radian or RMA becomes subject to an adverse action by Freddie Mac, both Radian and RMA will be subject to the same adverse action in Freddie Mac's sole discretion.

13.	Except as provided herein, Radian and RMA each must each comply with Freddie Mac's Private Mortgage Insurer Eligibility Requirements, as amended from time to time.

Freddie Mac acknowledges that the HC, Radian or RMA may disclose the terms of this letter to insurance regulatory authorities and as required to comply with applicable federal securities laws.

Nothing contained in this letter constitutes a waiver by Freddie Mac of its right to determine in its sole discretion the initial or continued eligibility, or any condition imposed thereon, of any entity for approved insurer status under Freddie Mac's Private Mortgage Insurer Eligibility Requirements, as amended from time to time.

Freddie Mac reserves the right to withdraw this letter and any approval granted pursuant hereto, at any time. Freddie Mac reserves all rights to discontinue or restrict approved insurer status as it deems necessary, including without limitation to take the same adverse action against both entities in accordance with the provisions of paragraph 12 hereof, in its sole discretion. As stated in Freddie Mac's Private Mortgage Insurer Eligibility Requirements, Freddie Mac reserves the right to modify the terms of those requirements, at any time without notice.

Sincerely,

/s/ Robert J. Izzo

Robert J. Izzo
Vice President, Multifamily and Investment.
Chief Credit Officer

Cc: Gina Healy
Paige Wisdom
Deborah Phillips
Stephen Murphy
Meghan Bartholomew

Enclosure: Exhibit A: The Radian Request to Freddie Mac and Business Plan for use of Radian Mortgage Assurance Inc.